Exhibit 21.1

Subsidiaries of HubSpot, Inc.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
HubSpot Ireland Limited	Ireland
HUBSPOT AUSTRALIA PTY LTD	Australia